Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K dated August 31, 2017 of Condor Hospitality Trust, Inc. of our reports dated August 25, 2017 with respect to the financial statements of MB Hospitality (EP), LP, MB Hospitality (AUSAP), LP, and MB Hospitality (AUSN), LP, which comprise the balance sheets as of December 31, 2016 and 2015 and the related statements of operations, changes in partners’ capital and cash flows for the years then ended for MB Hospitality (EP), LP and for year ended December 31, 2016 and for the period from inception (January 22, 2015) to December 31, 2015 for MB Hospitality (AUSAP), LP, and MB Hospitality (AUSN), LP, appearing as Exhibits 99.2, 99.1, and 99.3, respectively, in the Current Report on Form 8-K/A of Condor Hospitality Trust, Inc. dated July 17, 2017 as filed August 25, 2017.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, TX

September 5, 2017